Exhibit 99.(k)(2)

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

This AMENDED AND RESTATED ADMINISTRATION AGREEMENT (the “Agreement”) made as of [●], 2022 by and between Franklin BSP Private Credit Fund, a Delaware statutory trust (the “Fund”), and Benefit Street Partners L.L.C., a Delaware limited liability company (the “Administrator”).

WITNESSETH:

WHEREAS, the Fund is a closed-end, management investment company registered with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”), operating as an interval fund under the Investment Company Act;

WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Fund on the terms and conditions hereafter set forth.

WHEREAS, the Fund and the Administrator previously entered into that certain Administration Agreement, dated as of March 19, 2020, which shall be superseded in all respects by this agreement.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Administrator hereby agree as follows:

1.	Duties of the Administrator

(a) Appointment of Administrator. The Fund hereby appoints the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Trustees of the Fund (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and any such other persons providing services arranged for by the Administrator shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

(b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Fund. Without limiting the generality of the foregoing, the Administrator shall provide the Fund with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable or as requested by the Board; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund. The Administrator shall be responsible for the financial and other records that the Fund is required to maintain and shall prepare reports to shareholders, and reports and other materials filed with the Commission or any other regulatory authority, including, but not limited to, Form N-2, Form N-CSR, Form N-PX, Form N-PORT and Form N-SAR. In addition, the Administrator will assist the Fund in determining and publishing the Fund’s net asset value, overseeing the preparation and filing of the Fund’s tax returns, and the printing and dissemination of reports to shareholders of the Fund, and generally overseeing the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others.

2.	Records

The Administrator agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder and, if required by the Investment Company Act, will maintain and keep such books, accounts and records in accordance with that Act. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records that it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.	Confidentiality

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information of natural persons pursuant to Regulation S-P of the Commission, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4.	Compensation, Allocation of Costs and Expenses

(a) In full consideration of the provision of the services of the Administrator, the Fund shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder, including the costs and expenses charged by any sub-administrator that may be retained by the Administrator to provide services to the Fund or on the Administrator’s behalf.

(b) The Fund will bear all costs and expenses that are incurred in its operation, administration, and transactions and not specifically assumed by the Fund’s investment advisor (the “Advisor”), pursuant to that certain Investment Advisory Agreement, dated as of February 14, 2022, by and between the Fund and the Advisor (the “Advisory Agreement”). Costs and expenses to be borne by the Fund include, but are not limited to, those relating to: organizational and offering expenses (including without limitation out-of-pocket expenses, but not overhead or employee costs of the Investment Adviser); expenses for legal, accounting and auditing services (including expenses of legal counsel to the Trustees who are not interested persons (as defined in the Investment Company Act) of the Fund or the Investment Adviser); taxes (including without limitation securities and commodities issuance and transfer taxes) and governmental fees (including without limitation fees payable by the Fund to Federal, State or other governmental agencies and associated filing costs); dues and expenses incurred in connection with membership in investment company organizations (including without limitation membership dues of the Investment Company Institute); costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, depositories, transfer agents, dividend disbursing agents and dividend reinvestment plan agents (including under the custody, administration and other agreements); costs of valuation service providers retained by the Fund or the Investment Advisor; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the Securities and Exchange Commission and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel); postage, freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of Trustees who are not interested persons, including any legal counsel or other advisers retained by, or for the benefit of, such Trustees (as defined in the Investment Company Act) of the Fund or the Investment Advisor and of any other trustees or members of any advisory board or committee who are not employees of the Investment Advisor or any corporate affiliate of the Investment Advisor; salaries of shareholder relations personnel; costs of shareholders meetings; insurance (including without limitation insurance premiums on property or personnel (including without limitation officers and Trustees) of the Fund which inure to its benefit); interest; brokerage costs (including without limitation brokers’ commissions or transactions costs chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party); the Fund’s proportionate share of expenses related to co-investments; broken deal expenses (including, without limitation, research costs, fees and expenses of legal, financial, accounting, consulting or other advisors (including the Investment Advisor or its affiliates) in connection with conducting due diligence or otherwise pursuing a particular non-consummated transaction, fees and expenses in connection with arranging financing for a particular non-consummated transaction, travel costs, deposits or down payments that are forfeited in connection with, or amounts paid as a penalty for, a particular non-consummated transaction and other expenses incurred in connection with activities related to a particular non-consummated transaction); all expenses incident to the payment of any dividend, distribution (including any dividend or distribution program), withdrawal or redemption, whether in shares or in cash; the costs associated with the Fund’s share repurchase program; the cost of making investments (including third-party fees and expenses with respect to or associated with negotiating any such investments) purchased or sold for the Fund; litigation and other extraordinary or non-recurring expenses (including without limitation legal claims and liabilities and litigation costs and any indemnification related thereto); and all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including payments under this Agreement based upon the Company’s allocable portion (subject to the review and approval of our independent directors) of the Administrator’s overhead in performing its obligations under this Agreement, including rent and the allocable portion of the cost of the Company’s chief compliance officer and chief financial officer and their respective staffs.

5.	Limitation of Liability of the Administrator; Indemnification

The Administrator, its affiliates and their respective directors or trustees, officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with any of them including the Advisor, shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Fund, and the Fund shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including without limitation, the Advisor, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”), and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Fund. Notwithstanding the preceding sentence of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Commission or its staff thereunder).

6.	Activities of the Administrator

The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and each other person providing services as arranged by the Administrator is free to render services to others. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as directors or trustees, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and directors or trustees, officers, members, managers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Fund as officers, directors or trustees, shareholders or otherwise.

7.	Duration and Termination of this Agreement

(a) This Agreement shall remain in force with respect to the Fund for two years from the date of effectiveness and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Board and (ii) a majority of the members of the Board who are not parties to this Agreement or “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act) of any such party.

(b) This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board, or by the Administrator, upon 60 days’ written notice to the other party.

(c) This Agreement may not be assigned by a party without the consent of the other party. The provisions of Section 3 and Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

8.	Amendments of this Agreement

This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

10.	Entire Agreement

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

11.	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their respective principal executive office addresses.

12.	Miscellaneous

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

13.	Counterparts

This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

FRANKLIN BSP PRIVATE CREDIT FUND

By:

Name: Richard Byrne

Title: President and Principal Executive Officer

BENEFIT STREET PARTNERS L.L.C.

By:

Name: Bryan Martoken

Title: Chief Financial Officer